UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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On March 28, 2008, The Phoenix Companies, Inc. posted the following to its internal web site and emailed the text to its employees:

Dona Young Message to Employees

Proxy Mailings

I wanted to give you another update on the proxy contest under way, leading up to the election of directors at our Annual Meeting on May 2. This message is directed mostly at those of you who are shareholders of our company – and that is the vast majority – although any of us might be asked about the situation by friends or associates.

What’s happening now?

Mailing of the proxies is well underway, and the shareholders among you are already starting to receive multiple mailings at your homes, and possibly even phone calls. Why?

Oliver Press, the hedge fund that has submitted its own slate of candidates to serve on Phoenix’s board, is launching an aggressive campaign to win votes among our shareholders, and we are launching an equally aggressive one to present our case.

What’s Phoenix’s position?

Our Board recommends our full slate of five existing directors, including the three that Oliver Press has targeted to replace – Sal Alfiero, John Haire and Tom Johnson. These men are especially valuable independent directors and are integral to the board, bringing complementary qualifications. Ironically, this challenge comes after a record year for earnings and sales, and we don’t want our momentum interrupted.

What should employee shareholders expect?

The solicitation volume will be high over the next month or so, which is typical of proxy contests like this. And any communication sent on the topic “reasonably calculated” to result in the giving or withholding of a proxy is considered solicitation – which is why there is a legal disclosure at the end of this message. Employee shareholders may receive even more mailings than other shareholders, because many of us acquired our shares through a variety of channels, ranging from the 401(k) plan to the demutualization.

What is most important to know is that your vote matters, because the outcome of this election could go either way. I ask you to please support all five of the Board’s nominees using the BLUE proxy card.

How should I handle questions from policyholders, customers, friends, etc.?

The SEC has strict rules on who can solicit proxy votes on behalf of the Phoenix. You don’t always know who’s a shareholder, so you need to be careful to avoid putting yourself in an awkward position. We have hired Morrow & Company to act as our solicitor and handle the bulk of the questions, and I encourage you to direct people there (phone number below).

You can find more information on the proxy mailing in today’s article on PhoenixNet, or you can go to the Annual Meeting section of www.phoenixwm.com for more general information. Both Web sites will be updated regularly.

In closing, I want to thank those of you who have sent notes, e-mails, left messages or stopped me in the hall to express your concern for our company and your support. I also want to, once again, congratulate us on being selected one of the 25 “Best Places to Work in Connecticut” and the only insurance company to make the list. Sponsored by the Hartford Business Journal, this ranking is based on an independent evaluation of our employment practices and a random survey of employees.

Studies show that engaged employees serve customers better, dedicate themselves more completely, deliver more shareholder value, and build great companies over time. But it does take time. Since 2003, we have been focused on building a great company, and our hard work is emerging in our results and our collective view of working at Phoenix. As always, thank you for all you do.

IMPORTANT INFORMATION REGARDING THE SOLICITATION

AND PARTICIPANTS THEREIN

In connection with our 2008 Annual Meeting, we have filed a definitive proxy statement, BLUE proxy card and other materials with the U.S. Securities and Exchange Commission. The Phoenix Companies, Inc. and its directors and executive officers are deemed to be participants in the solicitation of proxies from its shareholders in connection with our upcoming annual meeting and the notice we received from one of our shareholders. Information regarding the special interests of the directors and executive officers in the proposals that are the subject of the meeting is included in the proxy statement that we have filed. Our shareholders are strongly advised to read the proxy statement filed in connection with the annual meeting carefully before making any voting or investment decision, as it contains important information. Shareholders are able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports we file, for free at the web site maintained by the Securities and Exchange Commission at www.sec.gov or at our Web site at www.phoenixwm.com, in the Investor Relations section. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC, toll-free at (800) 414-4313. Banks and Brokers may call collect at (203) 658-9400.